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EXHIBIT 10.1
TERMINATION AGREEMENT

by and between

1.	LivaNova Switzerland SA Avenue de Gratta-Paille 2 1000 Lausanne
Employer
and

2.	Jacques Gutedel Gummenweg 4 4539 Rumisberg
Employee

RECITAL
The Employer and the Employee enter into this Termination Agreement in order to set forth the terms and conditions of the termination of the employment agreement dated 1 March 2009 (Employment Agreement) and the amendment agreement dated 1 July 2016 (Amendment Agreement) between the parties by mutual consent in full and final settlement of any claims thereunder.

1.	TERMINATION OF EMPLOYMENT AGREEMENT
The employment relationship between the Employer and the Employee shall be terminated by mutual consent effective as of 31 March 2018 (Termination Date).
An extension of the employment relationship beyond the Termination Date for any reason (e.g. illness, accident) is expressly excluded.

2.	RELEASE FROM WORK
The Employee shall be consensually released from work as of 30 April 2017.

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The Employee undertakes to return to the Employer by 30 April 2017 any and all company and working material (including credit card, keys, any access and identification cards, computer, copies and electronic versions/copies, notes) as well as anything the Employee has received from the Employer, or from companies connected to the Employer, or from third parties on behalf of the Employer, as well as any work product created by the Employee during the employment relationship. The Employee is entitled to keep and use the mobile phone and the company car pursuant to the Employment Agreement until Termination Date and to return both at the end of the release period in ordinary and proper state.
Employee shall take all unused vacation days during the release phase. The Employee agrees that he has no overtime entitlement as of the Termination Date. During the release phase and outside the vacation periods, the Employee will - if requested - support and assist the Employer in the transition and setting up of his successor and the new CEO of the Employer. He will report directly to the CEO of the Employer and duly notify his off-times.
Employee is entitled to take up a new position at any time during the release-phase. However, the Employee is obliged to advise the Employer of such new employment without delay. If the Employee commences a new employment during the release phase, the employment relationship with the Employer and the respective salary payments by the Employer shall end at the same time, subject to clause 6.1.1 - 6.1.3 hereafter.

3.	SALARY PAYMENTS
The Employee's salary entitlement shall remain unchanged until the Termination Date.

4.	BONUS
The Employee shall receive a bonus for the year 2016 in the amount of CHF 254,557 gross. The bonus shall be paid with the salary payment in April.
The Employee shall not receive any bonus for the year 2017 and 2018.

5.	SEVERANCE PAYMENT
As per Clause 4 of the Amendment Agreement, the Employer will pay to the Employee a severance of CHF 1’500’400 gross as follows: CHF 500’000.00 upon signing of the present Termination Agreement, CHF 500’000.00 on 31 October 2017 and CHF 500’400.00 within 30 days after Termination Date. This payment will be made without contributions to the pension funds.

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6.	LONG TERM INCENTIVE
As to the LTI plans currently granted to the Executive the parties agree that:
6.1.1 The unvested tranche of 5,208 RSUs related to the RSU grant of 11 March 2016 with the vesting date of 11 March 2018 will be delivered to the Employee on the vesting date and all RSUs from the 11 March 2016 grant remaining unvested on the Termination Date will be cancelled.
6.1.2 The 8,072 SARs with strike price 51.34 USD related to the “legacy Sorin” plan, already vested, will be exercisable until 31 January 2018.
6.1.3 In relation to the SAR granted on 19 October 2015 with a strike price of 69.39 USD:
- The unvested 29,717 SARs with strike price 69.39 USD, will vest on 19 October 2017 and will be exercisable until 31 March 2019.
- The 29,718 SAR already vested on October 19, 2016, will be exercisable until 31 March 2019.
6.1.4 The parties agree that, after the Termination Date of this agreement, the Executive will not be eligible to receive any new long-term incentive award, including, but not limited to, any stock option, stock appreciation right, restricted stock, restricted stock unit, cash award, or any other award contemplated by the LivaNova 2015 Incentive Award Plan on top of what is stated in points 6.1.1. to 6.1.3. of this agreement.

7.	NON-COMPETITION
The Employee is bound by the legal non-compete obligation until Termination Date (Clauses 17 and 18 of the Employment Agreement).
The parties waive the non-competition restriction in Clauses 17 and 18 of the Employment Agreement after Termination Date.

8.	EMPLOYMENT CERTIFICATE
Upon request, the Employer shall issue to the Employee an employment certificate.

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9.	CONFIDENTIALITY
The Employee undertakes not to discuss or use at any time, whether before the Termination Date or thereafter, any information relating to the Employer, the Employer's business, as well as to the content of this Agreement.

10.	SETTLEMENT CLAUSE
Upon due performance by both Parties of their respective obligations under this Agreement, any and all claims of either Party against the other arising in connection with the employment relationship and the termination thereof, irrespective of whether they have already arisen or not shall be fully satisfied and discharged and no further action shall be brought by the parties hereto in any forum of any jurisdiction. The Employee's waiver of claims shall also be valid with regard to the Employer's group companies.
The Employee expressly accepts that this Agreement is concluded to the Employee's advantage and reflects a balanced compromise between the interests of the Parties.

11.	APPLICABLE LAW
This Agreement shall in all respects be governed by, and construed and interpreted in accordance with, the laws of Switzerland.
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Place and date:	Place and date:

Lusanne, Switzerland – 3 April 2017	Lusanne, Switzerland – 3 April 2017

The Employer	The Employee

/s/ Beatrice Negrinotti	/s/ Jacques Gutedel
As agent for Alexander Neumann	Jacquest Gutedel